Exhibit 10.14

RESTRICTED STOCK AWARD AGREEMENT

UNDER NORTHEAST BANCORP

2010 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:	James D. Delamater

Type of Stock:	Voting Common Stock

No. of Shares:	13,026

Grant Date:	December 29, 2010

Pursuant to the Northeast Bancorp 2010 Stock Option and Incentive Plan (the “Plan”) as amended through the date hereof, Northeast Bancorp (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the Grantee named above. Upon acceptance of this Award, the Grantee shall receive the number of shares of Voting Common Stock of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan. The Company acknowledges the receipt from the Grantee of consideration with respect to the par value of the Stock in the form of cash, past or future services rendered to the Company by the Grantee or such other form of consideration as is acceptable to the Administrator.

The Company is currently a participant in the Capital Purchase Program, developed pursuant to the United States Department of Treasury’s Troubled Asset Relief Program (“TARP”) under the Emergency Economic Stabilization Act of 2008, as amended. To the extent the Grantee is subject to the restrictions of Section 30.10 of 31 C.F.R. part 30, an interim final regulation promulgated by the United States Department of Treasury (“Treasury”) governing executive compensation for recipients of financial assistance under TARP, and the related guidance thereto (the “TARP Rules”), this Award is and shall be intended to satisfy the requirements for and qualify as an award of “long term restricted stock,” as defined the TARP Rules, and this Agreement shall be interpreted and construed in accordance therewith.

1. Acceptance of Award. The Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award by (i) signing and delivering to the Company a copy of this Award Agreement, and (ii) delivering to the Company a stock power endorsed in blank. Upon acceptance of this Award by the Grantee, the shares of Restricted Stock so accepted shall be issued and held by the Company’s transfer agent in book entry form, and the Grantee’s name shall be entered as the stockholder of record on the books of the Company. Thereupon, the Grantee shall have all the rights of a stockholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Paragraph 2 below.

2. Restrictions and Conditions.

(a) Any book entries for the shares of Restricted Stock granted herein shall bear an appropriate legend, as determined by the Administrator in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein and in the Plan.

(b) Shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.

(c) If the Grantee’s employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason prior to vesting of shares of Restricted Stock granted herein, all shares of Restricted Stock shall immediately and automatically be forfeited and returned to the Company. Notwithstanding the foregoing, if the Grantee’s employment with the Company and its Subsidiaries is terminated due to the Grantee’s death or disability prior to the vesting of shares of Restricted Stock granted herein, all restrictions shall lapse and such shares shall automatically become fully vested. The Administrator’s determination of the reason for termination of the Grantee’s employment shall be conclusive and binding on the Grantee and his or her representatives or legatees.

(d) Notwithstanding anything herein or in the Plan to the contrary, but only to the extent the Grantee is subject to the restrictions of Section 30.1(a) of the TARP Rules, vested shares of the Stock granted hereunder shall not be transferable (as defined in 26 C.F.R. 1.83–3(d)) at any time earlier than as permitted under the following schedule (except to the extent provided below or as necessary to reflect a merger or acquisition of the Company (within the meaning of the TARP Rules)):

(i) 25 percent of the shares of Stock at the time of repayment of 25 percent of the aggregate financial assistance received by the Company from Treasury under TARP;

(ii) an additional 25 percent of the shares of Stock granted (for an aggregate total of 50 percent of the shares of Stock) at the time of repayment of 50 percent of the aggregate financial assistance received by the Company from Treasury under TARP;

(iii) an additional 25 percent of the shares of Stock granted (for an aggregate total of 75 percent of the shares of Stock granted) at the time of repayment of 75 percent of the aggregate financial assistance received by the Company from Treasury under TARP; and

(iv) the remainder of the shares of Stock granted at the time of repayment of 100 percent of the aggregate financial assistance received by the Company from Treasury under TARP.

Notwithstanding the foregoing, at any time beginning with the date upon which the Restricted Stock becomes vested and ending on December 31 of the calendar year including such vesting date, a portion of the vested shares of Stock may be made transferable as may reasonably be required to pay the Federal, state or local taxes that are anticipated to apply to the income recognized due to such vesting, and the amounts made transferable for this purpose shall not count toward the percentages in the schedule above.

3. Vesting of Restricted Stock. Except as provided in Paragraph 2(d), the restrictions and conditions in Paragraph 2 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 2 shall lapse only with respect to the number of shares of Restricted Stock specified as vested on such date.

Number of Shares Vested	Vesting Date
40% (40%)	Second Anniversary of Grant Date
20% (60%)	Third Anniversary of Grant Date
20% (80%)	Fourth Anniversary of Grant Date
20% (100%)	Fifth Anniversary of Grant Date

Subsequent to such Vesting Date or Dates, the shares of Stock on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Stock. The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 3, subject to the TARP Rules. Notwithstanding anything herein to the contrary, in the case of a Sale Event (and provided such Sale Event constitutes a “change in control event” under the TARP Rules), all restrictions and conditions shall lapse and such shares shall automatically become fully vested.

4. Dividends. Dividends on Shares of Restricted Stock shall be paid currently to the Grantee.

5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

7. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Except in the case where an election is made pursuant to Paragraph 8 below, and to the extent permitted under Paragraph 2(d), the Company shall have the authority to cause the required minimum tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued or released by the transfer agent a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

8. Election Under Section 83(b). The Grantee and the Company hereby agree that the Grantee may, within 30 days following the acceptance of this Award as provided in Paragraph 1 hereof, file with the Internal Revenue Service and the Company an election under Section 83(b) of the Internal Revenue Code. In the event the Grantee makes such an election, he or she agrees to provide a copy of the election to the Company. The Grantee acknowledges that he or she is responsible for obtaining the advice of his or her tax advisors with regard to the Section 83(b) election and that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with regard to such election.

9. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

10. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

NORTHEAST BANCORP

By:	/s/ Robert Glauber
Name: Robert Glauber
Title: Chairman of the Board of Directors

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated: December 29, 2010	/s/ James D. Delamater
Grantee’s Signature

Grantee’s name and address:

James D. Delamater

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